Exhibit 10.3

August 25, 2016

Via Hand Delivery

Mark A. Featherstone

c/o Ocean Power Technologies, Inc.

1590 Reed Road

Pennington, NJ 08534

Dear Mark:

The terms of your employment relationship with Ocean Power Technologies, Inc. (OPT or the “Company”) are set forth in that certain letter (signed by both OPT and yourself) dated November 26, 2013. Therein, the terms of your severance provisions upon the end of your employment are set forth in the twelfth and thirteenth unnumbered paragraphs. Of particular relevance to this letter, those severance provisions (assuming you execute, and do not thereafter revoke, a severance and release agreement) require the Company to provide you with twelve (12) months of severance pay (including medical and dental benefits) if you are terminated by the Company (other than for cause or mental or physical incapacitation), and further require that such severance will be paid to you by the Company as salary continuation.

This past week the Company has been discussing with you the end of your employment, which is scheduled to occur at the end of the business day on Friday, September 16, 2016. Based upon those discussions, the Company and you have agreed to make two changes to the severance provisions of your employment letter dated November 26, 2013. First, you have requested, and the Company has agreed, that in lieu of a Company termination of your employment that you instead would agree to resign from the Company provided that your severance provisions (as summarized above and as modified below) will continue to apply. Second, the Company has requested, and you have agreed, that lieu of 12 months of salary continuance that your severance will consist of 10 months of salary continuance and the vesting of your currently awarded but unvested restricted stock units representing 11,500 shares of the Company’s common stock prior to the end of your employment with the Company.

The Company and you have also agreed that you will continue to perform the duties and responsibilities of Chief Financial Officer (CFO) and Treasurer until September 7, 2016 when the new CFO is hired. The Company and you have further agreed that you will thereafter and until September 16, 2016 continue your employment with the Company as Principal Accounting Officer, which shall include those duties and responsibilities typically associated with that position, and further agree that this change in title will not and does not trigger the “Good Reason” provisions in the employment letter of November 26, 2013.

M.A. Featherstone

August 25, 2016

Accordingly, OPT and you hereby agree to amend your employment letter dated November 26, 2016 consistent with the foregoing changes. Specifically, OPT and you hereby agree that the entirety of the twelfth and thirteenth paragraphs of that letter are hereby revised, in their entirety, to read as follows:

“In the event you terminate your employment with the Company for Good Reason or if you resign or the Company terminates your employment for any reason other than (i) for Cause or (ii) because you cannot perform your services as a result of physical or mental incapacitation, you will receive the following severance: (a) your outstanding but unvested restricted stock units, totaling no more than 11,500 shares of the Company’s stock, shall be vested before your date of termination or resignation; and (b) for a period of 10 months following your date of termination or resignation the Company will continue to pay to you your Base Salary, and will pay medical and dental benefits under the Company’s medical and dental plans then in effect.”

“Any cash severance will be paid by the Company as salary continuation in accordance with its regular payment practices and will be conditioned upon the execution and nonrevocation by you of a severance and release agreement provided by the Company and releasing all claims against it and its affiliates (to the extent permitted by applicable law). All payments to you hereunder shall be less taxes and other any other deductions required by law.”

The remaining provisions of your employment letter dated November 26, 2013 remain unchanged by this letter agreement.

Please evidence your agreement with these changes to your employment letter dated November 26, 2013 by signing and dating in the space provided below, and then return to me this fully signed letter no later than 5 pm EDT tomorrow, Friday, August 26, 2016.

Sincerely,

/s/ George H. Kirby

George H. Kirby

OPT President & CEO

AGREED TO:          __/s/ Mark A. Featherstone________          ___August 25, 2016___

                                          Mark. A. Featherstone                                            Date